PICCADILLY CAFETERIAS, INC.
ANNOUNCES SALE OF RESTAURANT OPERATIONS

     BATON ROUGE, Louisiana (October 29, 2003)-Piccadilly Cafeterias, Inc. (“Piccadilly”) announced today that it has signed an agreement to sell substantially all of its assets, including its restaurant operations, to Piccadilly Acquisition Corporation for $54 million. The Purchaser is a joint venture formed by TruFoods Corporation and H.I.G. Capital. TruFoods operates and franchises Arthur Treacher’s Fish & Chips, Pudgie’s Famous Chicken, Wall Street Deli and BurritoVille. H.I.G. Capital is a leading private equity and venture capital investment firm with more than $1 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, and San Francisco, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. V3 Capital Strategies, LLC served as financial advisor to the Purchaser.

     Jeff Bernstein, President and CEO of TruFoods, was quoted as saying, “We are extremely excited about the acquisition of the Piccadilly restaurant chain. The Piccadilly brand has a long and distinguished reputation in the family dining sector. We proudly welcome the Piccadilly enterprise to the TruFoods family.” Mr. Bernstein announced that the Purchaser intends to maintain Piccadilly’s corporate headquarters in Baton Rouge, Louisiana.

     Doug Berman, Managing Director of H.I.G., was quoted as saying “We are excited to partner with TruFoods in this strategic acquisition, and look forward to TruFoods bringing significant value to this well known brand.”

     Jack McGregor, interim Chief Executive Officer of Piccadilly, was quoted as saying, “Completion of the sale will insure the continuation of the Piccadilly brand for our loyal guests and ongoing employment for our team members. We are pleased that we have managed our business to preserve its value and insure stability for all during the sale and reorganization process.”

     In order to implement the sale, Piccadilly filed for Chapter 11 protection in the United States Bankruptcy Court in Fort Lauderdale, Florida on October 29, 2003. The company expects the sale to Piccadilly Acquisition Corp. to close in January 2004. The purchase agreement is subject to a number of conditions to closing and the purchase price is subject to various adjustments, including working capital adjustments. Based on the outstanding liabilities of Piccadilly that will have to be provided for, no proceeds from the sale are expected to be available to Piccadilly’s shareholders. The sale to TruFoods and H.I.G. is subject to the approval of the Bankruptcy Court. Under the purchase agreement, should the purchaser fail to satisfy its obligations thereunder, it risks the forfeiture of its deposit. The purchase agreement contains

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PIC Announces Sale

October 29, 2003

customary conditions to closing. In addition, the purchaser’s obligation to close the transaction is subject to Piccadilly’s maintaining net sales and EBITDA at agreed upon levels.

     Founded in 1944, Piccadilly is one of the largest restaurant chains in the Southeastern and Mid-Atlantic regions. Piccadilly operates 145 restaurants located in fifteen states, including Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Maryland, Missouri, Mississippi, North Carolina, South Carolina, Oklahoma, Tennessee, Texas and Virginia. For more information on the company, visit www.piccadilly.com.

For more information contact:

Piccadilly Cafeterias, Inc. Jack McGregor, Chief Executive Officer Telephone: 225-296-8306	H.I.G. Douglas Berman Telephone: 305-379-2322

Jordi Guso, Esq. Berger Singerman, P.A. Telephone: 305-714-4375	Jorge Freeland, Esq. White & Case 305-371-2700

TrueFoods Corporation Jeffrey Bernstein Telephone: 516-358-0600

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